UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 3, 2008

Neuro-Hitech, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

001-33426	20-4121393
(Commission File Number)	(I.R.S. Employer Identification No.)

One Penn Plaza, Suite 1503, New York, NY	10019
(Address of Principal Executive Offices)	(Zip Code)

(212) 594-1215
(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Item 1.01 Entry into a Material Definitive Agreement.

On March 3, 2008, Neuro-Hitech, Inc., a Delaware corporation (the “Company”), entered into an agreement with Numoda corporation (“Numoda”) pursuant to which Numoda will review the results of the Company’s recently completed Phase II clinical trial of Huperzine A. After completing its review and delivering a report of its findings to the Company, Numoda will assist the Company in interpreting and presenting the results to potential licensing partners, purchasers and/or acquisition or merger candidates.

Under the terms of its agreement with Numoda, the Company made an initial payment to Numoda of $100,000. The Company will pay Numoda an additional $100,000 upon the delivery of their analysis. Deferred payments of up to $400,000 will be payable to Numoda (a “Deferred Payment”) if the Company enters into an agreement for the sale or license of the Company’s products, or an agreement to merge or sell the Company (each a “Transaction”). If the aggregate consideration paid to the Company in such a Transaction is $1,000,000 or less, the Deferred Payment will be $200,000. If the aggregate consideration paid to the Company in a Transaction is more than $1,000,000 but less than $5,000,001, the Deferred Payment will be $250,000. If the aggregate consideration paid to the Company in a Transaction is more than $5,000,000 but less than $10,000,001, the Deferred Payment will be $300,000. If the aggregate consideration paid to the Company in the Transaction is more than $10,000,000, the Deferred Payment will be $400,000. Additionally, the Company will be obligated to pay Numoda a fee equal to 3.5% of the aggregate consideration paid to the Company in a Transaction, provided that the Transaction is completed at any time during the term of the agreement, or prior to March 3, 2011, and Numoda has either introduced such party to the Company or materially assisted the Company in facilitating such a Transaction.

A copy of the agreement with Numoda is attached as an exhibit under Item 9.01(d) of this report. A copy of a press release issued by the Company on March 7, 2008 is also attached as an exhibit.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

10.1	BAU Analysis and Partnering Letter of Intent dated March 3, 2008
99.1	Press Release dated March 7, 2008

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEURO-HITECH, INC.

Date: March 7, 2008	By:	/s/ David Barrett
David Barrett
Chief Financial Officer